Exhibit 99.1

For immediate release	Ju1y 7, 2009

Crown Crafts Adopts Share Repurchase Program

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) (the “Company”) announced today that its Board of Directors has authorized a new share repurchase program pursuant to which the Company may spend up to $2 million in the aggregate to repurchase outstanding shares of the common stock of the Company through December 31, 2009. The terms and conditions under which any such repurchases will be made are to be determined by the Capital Committee of the Company’s Board of Directors, subject to applicable securities law requirements.

“The share repurchase program underscores the financial strength of Crown Crafts,” commented E. Randall Chestnut, Chairman, President and Chief Executive Officer of the Company. “We believe the price of the Company’s shares is an extraordinary value in light of the Company’s performance during trying economic times,” Mr. Chestnut continued.

Crown Crafts, Inc. designs, markets and distributes infant and toddler consumer products, including bedding, blankets, bibs, bath items and accessories. Its operating subsidiaries include Hamco, Inc. in Louisiana and Crown Crafts Infant Products, Inc. in California. Crown Crafts is America’s largest distributor of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers.

Contact:	Olivia Elliott Vice President and Chief Financial Officer (225) 647-9124